Exhibit 99.1

Ortho Clinical Diagnostics Reports Fourth Quarter and Fiscal Year 2020 Results

Fourth Quarter Revenue Growth Ahead of Company Expectations at 9.1%

RARITAN, N.J., March 18, 2021 – Ortho Clinical Diagnostics Holdings plc (Nasdaq: OCDX), one of the world's largest pure-play in-vitro diagnostics (IVD) companies, today announced financial results for the fourth quarter and fiscal year ended January 3, 2021.

Highlights

•Fourth quarter revenue increased 9.1% to $516.6 million, or 8.2% in constant currency

•Core revenue grew 9.1% on a constant currency basis to $501.0 million for the quarter

•Operating Income increased 33.3% to $40.4 million.

•Net loss was $40.9 million, or ($0.28) per diluted share, while Adjusted net income was $29.1 million, or $0.19 per diluted share in the fourth quarter of 2020.

•Fourth quarter Adjusted EBITDA of $133.6 million represented a 3.5% increase. Adjusted free cash flow rose 185.1% to $101.5 year over year

•Company is providing 2021 guidance of 7% to 9% Core revenue growth in constant currency

Fourth Quarter 2020 Operational Highlights

“We continue to see strong momentum in our base business as reflected in our fourth quarter 2020 Core revenue growth of 9%,” said Chris Smith, chairman and chief executive officer, Ortho Clinical Diagnostics. “This was mainly driven by the continued double-digit growth in our integrated instrument installed base, as well as higher volumes in both the Clinical Laboratory and Transfusion Medicine product portfolios.  In addition, the company showed great agility by developing and launching the first high throughput COVID-19 antibody test in Q4, 2020.”

“The past 12 months have been foundational for Ortho, as we strengthened our leadership position as an innovator in infectious disease and donor testing,” said Smith. “In addition, we further enhanced our long-term growth profile, completed our IPO in February, strengthened our balance sheet, and established our position as one of the largest pure-play, publicly traded companies in the growing IVD market.”

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$ in millions, other than per share amounts	Quarter Ended		Change
	Jan 3, 2021	Dec 29, 2019	as reported	constant currency
Revenue	$516.6	$473.7	9.1%	8.2%
Core Revenue	$501.0	$455.1	10.1%	9.1%
Gross Profit	50.1%	49.7%	0.8%	-
Income from Operations	$40.4	$30.3	33.3%	-
EPS (GAAP)	($0.28)	$0.01	n/a	-
Adjusted Diluted EPS	$0.19	$0.13	46.2%	-
Adjusted Free Cash Flow	$101.5	$35.6	185.1%	-
Adjusted EBITDA	$133.6	$129.1	3.5%	-

•

Core revenue, which excludes contract manufacturing and other licensing revenue, increased to $501.0 million dollars in the fourth quarter of 2020, compared with $455.1 million in the similar period last year, or a 9.1% increase on constant currency terms

•	Net loss for the fourth quarter was $40.9 million, or $0.28 per share, compared with net income of $1.6 million, or $0.01 per share, in the fourth quarter of 2019

•	Adjusted EBITDA for the fourth quarter was $133.6 million, an increase of 3.5% as compared to $129.1 million in the prior year period

•	Adjusted free cash flow for the fourth quarter was $101.5 million, an increase of 185.1% compared with $35.6 million in the prior year period

Results by Segment

“Looking at the quarter’s Core revenue by geography, the Americas delivered 15.5% constant currency growth, driven from strategic commercial investments made in this region over the last 12-18 months. Western Europe and many emerging market countries, including India, Brazil and Mexico, showed signs of pandemic recovery especially late in the quarter. Greater China reported limited growth based on distributor decisions to reduce their inventory in response to the pandemic.” said Smith.

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Our revenues by segment were as follows:

$ millions	Quarter Ended		Change
	Jan 3, 2021	Dec 29, 2019	as reported	constant currency
Americas	$311.6	$273.4	14.0%	15.5%
EMEA	$72.3	$72.8	(0.7%)	(5.1%)
Greater China	$67.2	$62.7	7.2%	1.0%
Other	$65.5	$64.8	1.1%	(1.1%)
Total Revenue	$516.6	$473.7	9.1%	8.2%

Balance Sheet and Liquidity

As of January 3, 2021, the Company had $132.8 million of cash and cash equivalents, compared to

$72.0 million of cash and cash equivalents on December 29, 2019. Total debt at January 3, 2021 totaled $3.7 billion, a 3.3% increase compared with $3.6 billion on December 29, 2019.

Subsequent to quarter end:

•

The Company completed its IPO in early February 2021, including full exercise of the over-allotment option by the underwriters, and raised approximately $1.4 billion in net proceeds that was used for debt reduction

•	Pro-forma balances at January 3, 2021 after IPO proceeds would have been $203 million of cash and cash equivalents and total net debt would have been $2.3 billion
•	Ortho created additional financial flexibility by amending its revolving credit facility in February 2021 to upsize from $350 million to $500 million and extend the maturity date to 2026
•	The Company received credit ratings upgrades by both Moody’s and S&P Global after reducing debt with the IPO proceeds

FY 2021 Outlook

Ortho today provided financial guidance for the fiscal year 2021 as follows:

Fiscal Year 2021
Core Revenue	$1.86 - $1.9 billion
Constant Currency Core Revenue Growth	7% – 9%
Adjusted EBITDA	$504 - $517 million
Adjusted EBITDA Growth	10% -13%
Adjusted Diluted EPS	$0.57 - $0.63

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“We are starting 2021 from a position of financial strength with solid commercial momentum, which we expect will deliver constant currency Core revenue growth of 7% to 9% for fiscal year 2021.  Q1 is off to a strong start and we expect to report year-over-year Core revenue growth of 15-18% constant currency,” said Joseph Busky, chief financial officer, Ortho Clinical Diagnostics. “Our focus as a newly public company is to continue investing strategically in the business to drive accelerated growth and shareholder value.”

“After receipt of our IPO proceeds and using the mid-point of our projected FY 2021 Adjusted EBITDA range, our forward-looking net leverage ratio has improved to 4.5x and we expect to reduce our leverage by half a turn per year over the next few years,” said Busky.

Conference Call Information

Ortho Clinical Diagnostics will hold a conference call to discuss its fourth quarter and full year 2020 results today, at 5:00pm ET.

Interested parties can access the call and accompanying presentation on the “Investors” portion of the Company’s website at https://ir.orthoclinicaldiagnostics.com. Presentation materials will also be posted to the “Investors” portion of the website at the time of the call. Those unable to access the webcast may join the call via phone by dialing (833) 362-0203 (domestic) or (914) 987-7672 (international) and entering Conference ID number 2363936.

A replay of the conference call will be available a few hours after the event on the investor relations section of the Company’s website, under the events section.

About Ortho Clinical Diagnostics

Ortho Clinical Diagnostics (Nasdaq: OCDX) is one of the world’s largest pure-play in vitro diagnostics (IVD) companies dedicated to transforming patient care.

More than 800,000 patients across the world are impacted by Ortho’s tests each day. Because Every Test is a LifeTM, Ortho provides hospitals, hospital networks, clinical laboratories and blood banks around the world with innovative technology and tools to ensure test results are fast, accurate, and reliable. Ortho's customized solutions enhance clinical outcomes, improve efficiency, overcome lab staffing challenges and reduce costs.

From launching the first product to determine Rh+ or Rh- blood type, developing the world’s first tests for the detection of antibodies against HIV and hepatitis C, introducing patented dry-slide technology and marketing the first U.S. Food and Drug Administration-authorized high-volume antibody and antigen tests for COVID-19, Ortho has been a pioneering leader in the IVD space for over 80 years.

The Company is powered by Ortho CareTM, an award-winning, holistic service and support program that ensures best-in-class technical, field and remote service to laboratories in more than 130 countries and territories around the globe.

For more information, visit Ortho’s website or social media channels: LinkedIn, Twitter, Facebook and YouTube.

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Forward Looking Statements

This Press Release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements reflect, among other things, our current expectations and anticipated results of operations, all of which are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, market trends, or industry results to differ materially from those expressed or implied by such forward-looking statements. Therefore, any statements contained herein that are not statements of historical fact may be forward-looking statements and should be evaluated as such. Without limiting the foregoing, the words as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “project,” “forecast,” “estimates,” “targets,” “projections,” “should,” “could,” “would,” “may,” “might,” “will,” and the negative thereof and similar words and expressions are intended to identify forward-looking statements. Factors that might materially affect such forward looking statements include: the ongoing global coronavirus (COVID-19) pandemic; increased competition; manufacturing problems or delays or failure to develop and market new or enhanced products or services; adverse developments in global market, economic and political conditions; our ability to obtain additional capital on commercially reasonable terms may be limited or non-existent; our inability to implement our strategies for improving growth or to realize the anticipated benefits of any acquisitions and divestitures, including as a result of difficulties integrating acquired businesses with, or disposing of divested businesses from, our current operations; a need to recognize impairment charges related to goodwill, identified intangible assets and fixed assets; our ability to operate according to our business strategy should our collaboration partners fail to fulfill their obligations; risk that the insurance we will maintain may not fully cover all potential exposures; product recalls or negative publicity may harm our reputation or market acceptance of our products; decreases in the number of surgical procedures performed, and the resulting decrease in blood demand; fluctuations in our cash flows as a result of our reagent rental model; terrorist acts, conflicts, wars and natural disasters that may materially adversely affect our business, financial condition and results of operations; the outcome of legal proceedings instituted against us and/or others; risks associated with our non-U.S. operations, including currency translation risks, the impact of possible new tariffs and compliance with applicable trade embargoes; the effect of the United Kingdom’s withdrawal from the European Union; our inability to deliver products and services that meet customers’ needs and expectations; failure to maintain a high level of confidence in our products; significant changes in the healthcare industry and related industries that we serve, in an effort to reduce costs; reductions in government funding and reimbursement to our customers; price increases or interruptions in the supply of raw materials, components for our products, and products and services provided to us by certain key suppliers and manufacturers; our ability to recruit and retain the experienced and skilled personnel we need to compete; work stoppages, union negotiations, labor disputes and other matters associated with our labor force; consolidation of our customer base and the formation of group purchasing organizations; unexpected payments to any pension plans applicable to our employees; our inability to obtain required clearances or approvals for our products; failure to comply with applicable regulations, which may result in significant costs or the suspension or withdrawal of previously obtained clearances or approvals; the inability of government agencies to hire, retain or deploy personnel or otherwise prevent new or modified products from being developed, cleared or approved or commercialized in a timely manner; disruptions resulting from former President Trump’s invocation of the Defense Production Act; our inability to maintain our data management and information technology systems; data corruption, cyber-based attacks, security breaches and privacy violations; our inability to protect and enforce our intellectual property rights or defend against intellectual property infringement suits against us by third parties; risks related to changes in income tax laws and regulations; risks related to our substantial indebtedness; our ability to generate cash flow to service our substantial debt obligations; and risks related to the ownership of our ordinary shares, including the fact that we are a “controlled company” within the meaning of the corporate

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governance standards of Nasdaq. Unless legally required, we assume no obligation to update any such forward-looking information to reflect actual results or changes in the factors affecting such forward-looking information.

Non-GAAP Financial Measures

This press release contains financial measures, such as constant-currency growth rate, adjusted EBITDA, adjusted net income, adjusted diluted EPS and adjusted free cash flow, which are considered non-GAAP financial measures under applicable U.S. Securities and Exchange Commission rules and regulations. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP). Adjusted EBITDA, adjusted net income, adjusted diluted EPS and adjusted free cash flow eliminate impacts of certain non-cash, unusual or other items that that we do not consider indicative of our ongoing operating performance. The Company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. The Company generally uses these non-GAAP financial measures to facilitate management’s financial and operational decision-making, including evaluation of the Company’s historical operating results, comparison to competitors’ operating results and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting the Company’s business. Because non-GAAP financial measures exclude the effect of items that will increase or decrease the Company’s reported results of operations, management strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.  For example, such reconciling items include the impact of unrealized foreign currency exchange gains or losses, gains or losses that are unusual or nonrecurring in nature, as well as discrete taxable events. We cannot estimate or project these items and they may have a substantial and unpredictable impact on our results presented in accordance with GAAP.

Investors:

IR@orthoclinicaldiagnostics.com

Media:

media@orthoclinicaldiagnostics.com

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Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)
Consolidated statements of operations
(Unaudited)
	Fiscal quarter ended		Fiscal year ended
($ in millions, except per share data)	January 3, 2021	December 29, 2019	January 3, 2021	December 29, 2019
Net revenue	$516.6	$473.7	$1,766.2	$1,801.5
Cost of revenue, excluding amortization of intangible assets	258.0	238.4	908.2	922.4
Gross profit	258.6	235.3	858.0	879.1
Selling, marketing and administrative expenses	141.7	135.6	489.6	515.1
Research and development expense	30.8	24.3	112.9	98.0
Amortization of intangible assets	33.2	33.0	131.9	131.7
Other operating expense, net	12.5	12.1	35.3	48.8
Income from operations	40.4	30.3	88.3	85.5
Interest expense, net	49.6	53.7	198.2	231.4
Tax indemnification expense (income)	19.6	(2.2)	31.2	29.2
Other expense, net	23.1	(28.8)	84.2	5.7
Loss before (benefit from) provision for income taxes	(51.9)	7.6	(225.3)	(180.8)
(Benefit from) provision for income taxes	(11.0)	6.0	(13.4)	(23.9)
Net (loss) income	$(40.9)	$1.6	$(211.9)	$(156.9)
Basic and diluted net (loss) income per common share	$(0.28)	$0.01	$(1.45)	$(1.08)
Basic and diluted weighted-average common shares outstanding	146.6	146.0	146.3	145.5

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Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)
Consolidated balance sheets
(Unaudited)
($ in millions, except share and per share data)	January 3, 2021	December 29, 2019
Assets
Current assets:
Cash and cash equivalents	$132.8	$72.0
Accounts receivable (net of allowance for doubtful accounts of $9.8 and $7.5, respectively)	318.7	348.5
Inventories	278.7	253.9
Other current assets	127.0	147.0
Total current assets	857.2	821.4
Property, plant and equipment, net	832.0	848.2
Goodwill	580.1	567.3
Intangible assets, net	1,016.7	1,134.5
Deferred income taxes	8.0	6.1
Other assets	107.5	211.7
Total assets	$3,401.5	$3,589.2
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$146.2	$198.4
Accrued liabilities	284.7	291.3
Deferred revenue	35.5	36.3
Current portion of borrowings	160.0	156.7
Total current liabilities	626.4	682.7
Long-term borrowings	3,558.5	3,442.4
Employee-related obligations	39.3	36.9
Other liabilities	120.8	175.0
Deferred income taxes	67.3	65.0
Total liabilities	4,412.3	4,402.0
Commitments and contingencies
Stockholders’ Deficit:
Common stock, $0.00001 par, 1,000,000,000 shares authorized, 147,295,511 and 146,437,574 shares issued and outstanding as of January 3, 2021 and December 29, 2019, respectively	—	—
Additional paid-in capital	975.1	964.7
Accumulated deficit	(1,917.5)	(1,705.6)
Accumulated other comprehensive loss	(68.4)	(71.9)
Total stockholders’ deficit	(1,010.8)	(812.8)
Total liabilities and stockholders’ deficit	$3,401.5	$3,589.2

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Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)
Consolidated statements of cash flows
(Unaudited)
	Fiscal quarter ended		Fiscal year ended
($ in millions)	January 3, 2021	December 29, 2019	January 3, 2021	December 29, 2019
Cash Flows from Operating activities:
Net (loss) income	$(40.9)	$1.6	$(211.9)	$(156.9)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	86.3	82.3	325.9	327.5
Unrealized and non-cash foreign exchange losses (gains), net	17.1	(35.0)	68.2	(18.1)
Amortization of deferred financing costs and original issue discount	2.9	3.2	10.9	12.4
Deferred tax benefit	(6.8)	(3.8)	(2.5)	(4.4)
Stock based compensation	2.5	2.4	8.6	18.6
Provision for doubtful accounts	2.2	1.6	3.6	4.5
Loss on extinguishment of debt	—	0.0	12.6	—
Other non-cash, net	(1.9)	3.5	(0.5)	15.9
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(1.2)	(17.4)	33.3	(21.4)
Inventories	(25.1)	(22.9)	(152.0)	(108.6)
Other current and non-current assets	8.1	9.7	(19.5)	(27.2)
Accounts payable and accrued liabilities	39.7	6.2	(36.0)	83.6
Deferred revenue	7.4	10.4	(1.9)	7.3
Other current and non-current liabilities	4.4	4.2	7.3	9.8
Cash provided by operating activities	94.7	46.0	46.1	143.0
Cash Flows from Investing activities:
Purchase of property, plant and equipment	(15.7)	(21.0)	(44.1)	(66.2)
Acquisition of Ortho-Clinical Diagnostics (purchase price adjustment)	—	—	—	—
Milestone payments and other	(2.2)	0.0	(1.3)	(2.3)
Cash used in investing activities	(17.9)	(21.0)	(45.4)	(68.5)
Cash Flows from Financing activities:
Proceeds from long-term debt	0.0	(1.0)	1,421.0	2.8
Payments on long-term debt	(15.8)	(12.4)	(1,363.5)	(49.7)
(Payments) borrowings on short-term borrowings, net	(1.3)	0.8	(3.5)	(17.2)
Proceeds from exercise of stock options	1.6	0.0	1.8	—
Repurchase of common stock	—	0.1	—	(0.3)
Cash (used in) provided by financing activities	(15.5)	(12.5)	55.8	(64.4)
Effect of exchange rate changes on cash	3.2	0.1	3.7	(0.7)
Increase (decrease) in cash, cash equivalents and restricted cash	64.5	12.6	60.2	9.4
Cash, cash equivalents and restricted cash at beginning of period	79.7	71.4	84.0	74.6
Cash, cash equivalents and restricted cash at end of period	$144.2	$84.0	$144.2	$84.0

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Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)
Reconciliation of GAAP to non-GAAP results
(Unaudited)
	Fiscal quarter ended		Fiscal year ended
($ in millions)	January 3, 2021	December 29, 2019	January 3, 2021	December 29, 2019
Net (loss) income	$(40.9)	$1.6	$(211.9)	$(156.9)
Interest expense, net	49.6	53.7	198.2	231.4
Depreciation and amortization	86.3	82.3	325.9	327.5
(Benefit from) provision for income taxes	(11.0)	6.0	(13.4)	(23.9)
Unrealized foreign currency exchanges losses (gains)(a)	17.0	(34.9)	63.0	(19.6)
Restructuring and severance-related costs(b)	2.4	12.5	11.7	36.0
Debt refinancing costs and loss on extinguishment of debt	-	-	12.6	-
Stock-based compensation(c)	2.4	2.4	8.6	18.6
Tax indemnification expense (income), net(d)	19.6	(2.2)	31.2	29.2
Quotient upfront payment(e)	-	-	7.5	-
Other adjustments(f)	8.2	7.7	22.6	35.2
Adjusted EBITDA	$133.6	$129.1	$456.0	$477.5

	Fiscal quarter ended		Fiscal year ended
($ in millions)	January 3, 2021	December 29, 2019	January 3, 2021	December 29, 2019
Net (loss) income	$(40.9)	$1.6	$(211.9)	$(156.9)
Intangible amortization	33.2	33.0	131.9	131.7
Unrealized foreign currency exchanges losses (gains)(a)	17.0	(34.9)	63.0	(19.6)
Restructuring and severance-related costs(b)	2.4	12.5	11.7	36.0
Debt refinancing costs and loss on extinguishment of debt	-	-	12.6	-
Stock-based compensation(c)	2.4	2.4	8.6	18.6
Quotient upfront payment(e)	-	-	7.5	-
Other adjustments(f)	8.2	7.7	22.6	35.2
Total adjustments	63.2	20.7	257.9	201.9
Tax effect of reconciling items(g)	-	(4.0)	(6.3)	(10.2)
Discrete tax items(h)	6.8	1.8	11.5	(2.1)
Adjusted net income	$29.1	$20.1	$51.2	$32.7
Adjusted diluted EPS	$0.19	$0.13	$0.34	$0.22

(a)	Represents noncash unrealized gains and losses resulting from the remeasurement of transactions denominated in foreign currencies primarily related to intercompany loans.
(b)

Represents restructuring and severance costs related to several discrete initiatives intended to strengthen operational performance and to support building our commercial capabilities including a project announced in fiscal year ended January 3, 2016 to outsource equipment manufacturing operations in Rochester, New York and a project announced in fiscal year ended December 30, 2018 to transfer certain production lines among facilities.

(c)

Represents stock-based compensation expense including the $14.7 million modification impact of a 2019 amendment to our stock option agreement, where performance-based options that did not previously vest based on applicable minimum earnings targets will vest over a specified future period of time.

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(d)

Represents the reversal of the impact of tax indemnification income with Johnson & Johnson, primarily related to certain state tax matters, for which we recorded a tax reserve and indemnification. These state tax matters primarily include the taxability of the sale of our assets on the Acquisition date from Johnson & Johnson. Additionally, during the second quarter ended June 30, 2019, we recorded indemnification expense related to the release of certain tax reserves upon the settlement of certain state tax matters that were settled for an amount lower than what we had estimated.

(e)	Represents an initial, non-refundable upfront payment made to Quotient Ltd. (“Quotient”), one of our partners and suppliers.
(f)

Represents miscellaneous other adjustments related to unusual items impacting our results including the elimination of management fees, non-cash derivative mark-to-market (gain) loss and certain asset write-downs. See information below:

	Fiscal quarter ended		Fiscal year ended
($ in millions)	January 3, 2021	December 29, 2019	January 3, 2021	December 29, 2019
EU medical device regulation transition costs	$1.0	$1.1	$4.3	$3.2
Principal shareholder management fee	0.7	0.8	3.0	3.1
Derivative mark-to-market loss	2.2	1.2	1.5	16.0
Noncash losses on property, plant and equipment disposals	0.1	1.6	0.6	2.5
Other	4.2	3.0	13.2	10.4
Total other adjustments	$8.2	$7.7	$22.6	$35.2
(g)	Non-GAAP adjustments were tax effected based on the nature of the expense and related jurisdiction, many of which are impacted by valuation allowances resulting in little to no tax impact.
(h)	We exclude deferred tax resulting from changes in tax law and expiration of statutes, adjustments for uncertain tax positions, and other unusual items not related to current operating results.
Reconciliation of GAAP Cash Flows from Operating Activities to Free Cash Flow (i)

	Fiscal quarter ended		Fiscal year ended
($ in millions)	January 3, 2021	December 29, 2019	January 3, 2021	December 29, 2019
Net cash provided by operating activities - GAAP	$94.7	$46.0	$46.1	$143.0
Adjustments:
Net cash used in investing activities - GAAP	(17.9)	(21.0)	(45.4)	(68.5)
Unusual or non-recurring payments	24.7	10.6	69.4	36.8
Adjusted free cash flow	$101.5	$35.6	$70.1	$111.3
(i)

The Company defines free cash flow as net cash flow from operations accounted for under GAAP less net cash used in investing activities accounted for under GAAP plus or minus any unusual or non-recurring payments.

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Ortho Clinical Diagnostics Holding plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)
Reconciliation of GAAP to non-GAAP results
Core and Non-Core Revenue and Revenue by Segment
(Unaudited)
	Fiscal quarter ended
($ in millions)	January 3, 2021	December 29, 2019	Percent Change	Currency Impact	Constant Currency Growth Rate(a)

Core Revenue	501.0	455.1	10.1%	4.3	9.1%
Non-core Revenue	15.6	18.6	-16.1%	-0.1	-15.6%
Net Revenue	516.6	473.7	9.1%	4.2	8.2%

Segment net revenue
Americas	311.6	273.4	14.0%	-4.3	15.5%
EMEA	72.3	72.8	-0.7%	3.2	-5.1%
Greater China	67.2	62.7	7.2%	3.9	1.0%
Other	65.5	64.8	1.1%	1.4	-1.1%
Net revenue	516.6	473.7	9.1%	4.2	8.2%

(a)

The term “constant currency” means we have translated local currency revenues for all reporting periods into U.S. dollars using the same comparable foreign currency exchange rates.  This additional non-GAAP financial information is not meant to be considered in isolation from or as substitute for financial information prepared in accordance with GAAP.

Ortho Clinical Diagnostics  |  1001 US Route 202 Raritan, NJ 08869-0606